10F-3 REPORT

                            SB ADJUSTABLE RATE
                         GOVERNMENT INCOME FUND

                     June 1, 2001 through May 31, 2002

              		Trade
Issuer        		Date    	Selling Dealer
SLM Student Loan Trust 	3/20/02	Deutsche Banc Alex Brown Inc.
   Floating Rate due 10/25/10

Purchase 		 % of
Amount   	Price   	Issue (1)
$14,000,000 	100.00   	0.14%



(1) Represents purchases by all affiliated funds; may not exceed
    25% of the principal amount of the offering.


A - Includes purchases of $86,000,000 by other Smith Barney Mutual Funds.